BOULAY

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2024, with respect to the consolidated balance sheet of Lendway, Inc. as of December 31, 2023, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2023, included in the Annual Report of Lendway, Inc. on Form 10-K for the year ended December 31, 2023. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Lendway, Inc. on the Forms indicated:

Form S-3:

File No. 333-262542, effective February 14, 2022

Form S-8:

File No. 333-226670, effective August 8, 2018
File No. 333-205961, effective July 30, 2015
File No. 333-197933, effective August 7, 2014
File No. 333-188761, effective May 22, 2013

Boulay PLLP

Boulay PLLP

Minneapolis, Minnesota
April 1, 2024